Exhibit 10.1

August 5, 2021

Josh Paul

Dear Josh,

This letter agreement (the “Agreement”) is entered into between Palo Alto Networks, Inc. (“Company” or “we”) and Josh Paul (“Executive” or “you”). We intend that your start date will be September 6th, 2021. This Agreement will be effective on your actual start date (the “Effective Date”).

Position. I am pleased to offer you the opportunity to join Palo Alto Networks, Inc. (the “Company”) in the position of SVP, Chief Accounting Officer reporting to the Chief Financial Officer. I am confident that you will find the position tremendously challenging and rewarding. The terms of this offer are contingent upon the satisfactory completion of a background and reference check.

While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. You may engage in civic and not-for-profit activities as long as such activities do not interfere with the performance of your duties hereunder. By signing this Agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

Compensation. Your base salary will be $425,000 USD per year, less payroll deductions and all required withholdings. You will be paid semi-monthly and you will be eligible for standard Company benefits. Most insurance benefits will be effective on your start date. Your position will be full time, Exempt employment.

Variable Incentive Program (“VIP”). Additionally, you will be eligible for an annual variable incentive target of 40% of your base salary (less payroll deductions and all required withholdings) in accordance with the applicable Palo Alto Networks incentive compensation plan, details are attached.

You will also be paid in the gross amount of $250,000 USD as a one-time sign-on bonus. By signing below and accepting the bonus, you agree that if you voluntarily resign from your position with the Company within two years of your start date you will be required to repay a prorated portion of your gross sign-on bonus based on the time remaining to reach two years of employment.

Benefits. You will be eligible for the Company’s standard employee benefit programs including paid time off, medical, dental, and vision coverage, and a 401(k) retirement program subject to the applicable plan terms. Details about these benefits will be made available to you for your review.

Palo Alto Networks | 3000 Tannery Way | Santa Clara, Ca 95054 | Main: 408.753.4000 | paloaltonetworks.com

You should note that the Company retains the right to modify, in its sole discretion, any or all these preceding terms of employment from time to time as is deemed necessary.

Stock. After your employment has started, the Company will recommend to the Compensation Committee of the Board of Directors that you be granted a restricted stock unit (“RSU”) award with a value of $4,600,000 USD (four million, six hundred thousand). The number of shares you receive will be determined by dividing this value by the average closing price of the Company’s common stock over the 30 calendar days prior to the 15 th day of the month in which the grant occurs. If you are hired on or before the 15th of the month your grant should occur on the 20th of that month. If you are hired after the 15th of the month, your grant should occur on the 20th of the following month. Under the standard terms and conditions of the 2012 Equity Incentive plan, new hire grants vest over 4 years from the grant date with 1/4 vesting on the first anniversary of your grant date and the remainder vesting on a quarterly basis thereafter, subject to the terms of the grant. However, the grant of an RSU award by the Company is subject to the Compensation Committee’s approval and grant recommendation is not a promise of compensation and is not intended to create any obligation on the part of the Company. Specific terms and conditions will be provided after approval from the Compensation Committee of the Board of Directors.

The number of RSUs you receive will be determined by dividing this value by the average closing price of the Company’s common stock over the 30 calendar days prior to the 15th day of the month in which the grant occurs. If you are hired on or before the 15th of the month your grant should occur on the 20th of that month. If you are hired after the 15th of the month, your grant should occur on the 20th of the following month. However, the grant of an RSU award by the Company is subject to the Compensation Committee’s approval and, pending that approval, the grant recommendation is not a promise of compensation and is not intended to create any obligation on the part of the Company. Specific terms and conditions will be provided after approval from the Compensation Committee of the Board of Directors.

ESPP. You may be eligible to participate in Palo Alto Networks Employee Stock Purchase Plan, under the terms and conditions of the Plan, which allows you to purchase the Company stock at a discount from fair market value. We will provide further details and enrollment information after your start date. Please understand that this and all other Company benefits are subject to change, including discontinuation at the Company’s discretion.

Confidentiality. As a Company employee, you will be expected to abide by Company rules and policies. You will also have access to certain confidential information of the Company, and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign the Company’s standard “Employee Invention Assignment and Confidentiality Agreement” as a condition of your employment. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any

Palo Alto Networks | 3000 Tannery Way | Santa Clara, Ca 95054 | Main: 408.753.4000 | paloaltonetworks.com

confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You represent that your signing of this offer letter and the Company’s Employee Invention Assignment and Confidentiality Agreement, and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers.

Non-disparagement. During the period that you render services to the Company, you must not make false statements about a competitor or other disparaging comments about them. This does not affect your ability to make true, factual statements about competitors, their products, and/or services.

Duty of Loyalty. During your employment, you agree not to engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.

At Will Employment. Your employment with the Company is for no specified time and constitutes at will employment. As a result, you are free to terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company is free to conclude its employment relationship with you at any time and for any reason whatsoever, with or without cause or advance notice. Any modification or change in your at will employment status may only occur by way of a written employment agreement signed by you and the Chief Executive Officer of the Company.

Complete Agreement. This letter, together with your Employee Invention Assignment and Confidentiality Agreement, forms the complete and exclusive statement of your employment agreement with the Company. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written.

Proof of Authorization to Work in the U.S. As required by law, this offer is subject to satisfactory proof of your right to work in the United States. Within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact Human Resources.

Orientation. If your hire date falls on a Monday, you will also receive a calendar invite the week before your start date inviting you to attend New Hire Orientation. If you are remote but will be in Head Quarters on your first day, please let your recruiter know. Should your start date fall on a Tuesday through Friday, your hiring manager will contact you with your first day details.

Palo Alto Networks | 3000 Tannery Way | Santa Clara, Ca 95054 | Main: 408.753.4000 | paloaltonetworks.com

To indicate your acceptance of the Company’s employment offer, please sign and date this letter in the space provided below and return it to me.

I know I speak for the rest of the team in saying that we are looking forward to working with you as you bring your unique and significant skills to the Company.

Sincerely,

/s/ Liane Hornsey

Liane Hornsey, Chief People Officer
Palo Alto Networks, Inc.

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein:

/s/ Josh Paul
Josh Paul

8/9/2021
Date

September 6, 2021
Employment Start Date

Palo Alto Networks | 3000 Tannery Way | Santa Clara, Ca 95054 | Main: 408.753.4000 | paloaltonetworks.com